Exhibit 36

[Newspaper Advertisement]

To All Great Western Stockholders:


                               AFTER 100 DAYS
                            THE END IS IN SIGHT


In mid-February, H. F. Ahmanson & Company made an unsolicited proposal to acquire Great Western Financial Corporation. Your Board responded by finding a superior merger with Washington Mutual, Inc. Now, 100 days later, the end is in sight. With your vote and the receipt of regulatory approvals, which are expected shortly, you can be in a position to RECEIVE YOUR WASHINGTON MUTUAL SHARES BY EARLY JULY.

        o On June 13 -- in just 16 days -- you will have the opportunity to vote on and approve Great Western's strategic merger with Washington Mutual.

        o Both companies continue to move forward toward consummating the merger. Our joint proxy statement/prospectus has been sent to stockholders -- and GREAT WESTERN AND WASHINGTON MUTUAL ARE ON A FAST TRACK TOWARD DELIVERING TO STOCKHOLDERS THE BENEFITS OF THE MERGER.

        o On May 20, the Office of Thrift Supervision declared that Washington Mutual's application to acquire Great Western was informationally complete. THIS IS YET ANOTHER IMPORTANT STEP TOWARD REGULATORY APPROVAL, WHICH WE EXPECT BY LATE JUNE OR EARLY JULY.

        o After the merger closes, it is anticipated that Washington Mutual would integrate the two companies quickly and begin to achieve the expected cost savings, operating efficiencies and revenue enhancements. WASHINGTON MUTUAL HAS A LONG TRACK RECORD OF SUCCESSFULLY INTEGRATING BOTH IN-MARKET AND OUT-OF-MARKET ACQUISITIONS OF BANKS AND THRIFTS OF VARYING SIZES.


Remember, Ahmanson has gone to Court in an effort to prevent you from voting on the merger on June 13. IF AHMANSON HAD ITS WAY, THE MERGER VOTE WOULD BE DELAYED UNTIL LATE SUMMER -- POSSIBLY UNTIL AFTER LABOR DAY -- and your opportunity to receive your Washington Mutual shares in the merger could be delayed for MONTHS!




                          PROTECT YOUR INVESTMENT.
                 VOTE THE GREEN AND GOLD PROXY CARDS TODAY!

                     GREAT WESTERN/WASHINGTON MUTUAL--
        SUPERIOR MERGER . . . SUPERIOR PARTNER . . . SUPERIOR VALUE

                            [Great Western logo]

May 28, 1997

                                 IMPORTANT

 If you have any questions, please call our solicitor, GEORGESON & COMPANY INC.
    Call toll free: 800-223-2064. Banks and brokers call: 212-449-9800.